UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                                FORM 8-K

                                   TO

                             CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): November 14, 2005


                            Nyer Medical Group, Inc.
             (Exact Name of Registrant as Specified in its Charter)


                                   Florida
              (State or other jurisdiction of incorporation)

    000-20175                                       01-0469607
   (Commission                                     (IRS Employer
   File Number)                                  Identification No.)


             1292 Hammond Street, Bangor, Maine           04401
        (Address of principal executive offices)       (Zip Code)

                             (207) 942-5273
                   Registrant's telephone number,
                         including area code


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

( ) Pre-commencement communications pursuant to Rule l3e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))







99.1  Press Release of Nyer Medical Group, Inc. dated November 14, 2005


Monday, November 14, 2005 8:30 am Eastern Standard Time
Press Release

SOURCE: Nyer Medical Group, Inc.

Nyer Medical Group, Inc. Reports Revenues of $15.2 Million With Net Earnings of $.02 Per Share for 1st Quarter Fiscal Year 2006

Bangor, Maine, November 14, 2005/PRNewswire/--Nyer Medical Group, Inc. (NASDAQ:NYER) today reported results for the first quarter of fiscal year 2006.

Revenues for the three months ended September 30, 2005 decreased $12,162 to $15,176,449 as compared to $15,188,611 as reported for the same period last year. Net income for the three months ended September 30, 2005 was $87,097 or $.02 per common share as compared to $64,050 or $.02 per common share for the same period ended September 30, 2004.

The pharmacies segment's sales increased $283,026 to $13,272,385 or 2.2% for the three months ended September 30, 2005 as compared to $12,989,359 for the three months ended September 30, 2004. The Company has opened three new locations whose sales are included in the figures for 2005. Two of these locations dispense prescriptions utilizing the 340B program with revenues derived from a fee for each prescription filled. These sales accounted for $224,119 of the increase. The balance of the increase is a mix of increases from some locations and decreases in others. Last year a location was opened to exclusively handle group home business and this has caused a decrease in the locations from which the sales were shifted. Eaton is actively pursuing additional group home business for this location. The Company expects prescription volume to increase as baby boomers approach 65 and as the governmental drug benefits program begins in January of 2006. The pharmacies segment's gross profit margins increased 2.0% to 22.4% for the three months ended September 30, 2005 as compared to 20.4% for the three months ended September 30, 2004. During this period, dispensing fees increased over $200,000 with no cost of sales resulting in an increase of 2.0% to gross profit margins.

The medical segment's sales decreased $295,188 for the three months ended September 30, 2005 to $1,904,064 or 13.4% as compared to $2,199,252 for the three months ended September 30, 2004. The Maine location's sales decreased $184,641. The main reason for this decline was the closing of the Nevada division in June 2005 due to continuing losses. Sales for the Nevada location were $0 for the three months ended September 30, 2005 as compared to $128,565 for the three months ended September 30, 2004. Over $35,710 was due to continued pressure from regional and national buying groups which are able to command larger discounts from manufacturers and are able to offer on-line purchasing and inventory controls. Also, increased pressure continues from larger competitors who offer lower prices. The medical segment's gross profit margins increased .7% to 28.3% for the three months ended September 30, 2005 as compared to 27.6% for the same period in 2004. This increase was the result of closing the Nevada division which generally had lower gross profit margins and raising prices on the Internet. This segment continues to experience pressure on its gross profit margins.

The Corporate segment's overhead increased by $2,163 or 2.3% to $97,666 for the three months ended September 30, 2005 as compared to $95,503 for the three months ended September 30, 2004. This was due to an increase in compensation expense for stock options issued to employees or non-employee directors due to the Company adopting SFAS No. 123R, Share-Based Payment of $11,938 and a decrease in office salaries of approximately $14,500.

Nyer Medical Group, Inc. is a holding company that operates pharmacies in the greater Boston area and a medical products distribution business that distributes and markets medical equipment and supply products to hospitals, physicians and nursing homes using relationship-based telemarketing, direct sales personnel, catalogs and the Internet. These orders are filled by the Company's distribution centers located in New England and South Florida.

For further information contact Alliance Capital Resources, Inc., Jack Sutton (909) 597-2476.

Additional information concerning Nyer Medical Group, Inc. may be found on Nyer's website www.nyermedicalgroup.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this release that are not historical facts are forward -looking statements and are subject to risk and uncertainties. Among the factors that change the anticipated results are changes in the capital equity markets. Nyer does not undertake any obligation to update these forward-looking statements.























                                SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on this 14th day of November 2005.


                                        Nyer Medical Group, Inc.


                                     By:   /s/ Karen L. Wright
                                     Name:     Karen L. Wright
                                     Title:    Chief Executive Officer